Exhibit 99.2

CORPORATE PARTICIPANTS

Pablo Paez

Geo Group Inc – Vice President of Corporate Relations

George Zoley

Geo Group Inc - Chairman, CEO

Brian Evans

Geo Group Inc - SVP, CFO

John Hurley

Geo Group Inc - SVP North American Operations

Jorge Dominicis

Geo Group Inc - President of Geo Care

CONFERENCE CALL PARTICIPANTS

Kevin Campbell

Avondale Partners - Analyst

Manav Patnaik

Barclays Capital - Analyst

Todd Van Fleet

First Analysis Securities - Analyst

Tobey Sommer

SunTrust Robinson Humphrey - Analyst

Kevin Mcveigh

Macquarie Research Equities - Analyst

Clinton Fendley

Davenport & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the third quarter 2011 GEO Group earnings conference call.

My name is Cathy, and I’ll be your operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions) As a reminder this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today’s call, Mr. Pablo Paez, Vice President of Corporate Relations. Please proceed.

Pablo Paez - Geo Group Inc – Vice President of Corporate Relations

Thank you, Operator. Good morning, everyone. And thank you for joining us for today’s discussion of the GEO Group’s third quarter 2011 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention, and Jorge Dominicis, President of GEO Care.

This morning we will discuss our third quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.GEOgroup.com. Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release we issued today. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the Securities laws. Our actual results may differ materially from those in the forward-looking statements. As a result of various factors contained in our Securities and Exchange Commission filings including the Forms 10-K, 10-Q. and 8-K reports.

With that, please allow me turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley - Geo Group Inc - Chairman, CEO

Thanks, Pablo, and good morning to everyone. Thank you for joining us as we review our third quarter results and provide an update on our business development efforts.

Our core operations in US Detentions and Corrections GEO Care and International Services have continued to deliver solid performance and strong quarterly earnings. We continue to be optimistic regarding the Outlook for new business development opportunities as current procurements and future potential opportunities in our industry total approximately 30,000 beds in the US and internationally. During the quarter we achieved a number of operational milestones. In the US we began the intake of immigration detainees at these 650-bed Adelanto Processing Center Processing Center East, which is a company-owned facility. And as you may we are also building another 650-bed facility adjacent to the existing center and we expect to intake detainees at the new facility beginning in August 2012, and that will also be Company-owned.

We also activated a new ten-year agreement at our Aurora, Colorado ICE facility which has increased the capacity from 432 to 525-beds, and also expanded our transportation responsibilities at the facility. In the United Kingdom, we assumed the provision of prisoner escort and custody services under our contracts with the UK Ministry of Justice. Under these contracts, our joint venture, GEOAmey, is now responsible for providing these services in approximately 80% of the United Kingdom.

Additionally, our wholly-owned subsidiary, GEO UK, assumed the operation of the Dungavel Immigration Center in Scotland in late September. These important project activations demonstrate the global demand for our diversified services. We are also developing four new projects totaling 3,300 new Company-owned beds which we believe is the most beds under development for any correctional organization in the world, public or private. These new projects under development are expected to open between December of this year and May of next year and will add more than $72 million in annualized revenues for our Company. As governmental agencies around the world continue to look for cost efficient solutions in the provision of essential services, we believe we are in an excellent position to grow our diversified business platform through our GEO continuum of care.

Now I would like to turn over the call over to, Brian, for our financial review.

Brian Evans - Geo Group Inc - SVP, CFO

Thank you, George. Good morning, everyone. As disclosed in our press release, we reported strong quarterly pro forma EPS of $0.41, ahead of the $0.39 per share we reported in the third quarter a year ago. Our third quarter pro forma EPS excludes $0.07 per share in after-tax startup and transition expenses and international bid and proposal costs. Our third quarter G&A expense reflects corporate expenses related to the transition and activation of our new prisoner escort contracts in the UK, which George just discussed.

Our total revenues for the quarter increased to $407 million from $328 million a year ago. Breaking down each of our reporting segments, our US Detention & Corrections third quarter revenues increased to $244 million from $218 million one-year ago. In comparison to third quarter 2010, our third quarter 2011 revenues do not include the managed-only contracts for the Graceville and Moore Haven facilities in Florida, in the Gulf Port, North Texas and South Texas intermediate sanction facilities in Texas, which were discontinued in late third quarter 2010. These facility discontinuations were offset by the activation of our new contract with the Bureau of Prisons at our D. Ray James facility in Georgia, and the activation of the managed-owned Blackwater River facility in Florida. Both of which began in the fourth quarter of 2010.

GEO Care’s third quarter revenue increased to $110 million from $61 million for last year’s third quarter. GEO Care’s 2011 third quarter revenues reflect the acquisition of BI in February 2011 and Cornell in August 2010 and the activation of the Montgomery County, Texas facility in March of this year. Our International Services revenues increased for the quarter to $53 million from $48 million one year ago, and finally, we did not have any construction revenues during the quarter. Our Company-wide adjusted EBITDA for the quarter grew to approximately $82 million from $63 million last year. Additionally, we reported adjusted funds from operations of approximately $55 million, compared to approximately $43 million for the same period last year.

Moving to our two financial guidance for 2011, as disclosed in our press release we have updated our fourth quarter and full-year guidance. We expect pro forma earnings for the fourth quarter to be in a range of $0.39 to $0.40 per share. Excluding $0.05 to $0.06 in start-up and transition expenses in international bid and proposal costs. Our total revenues for the fourth quarter are expected to be in a range of $405 million to $410 million. Our updated earnings guidance for the fourth quarter reflects the discontinuation of our contract to house California inmates at our North Lake Correctional facility in Michigan. In early October, we decided that we could no longer continue to operate the facility with 270 inmates without the near-term prospect of receiving additional inmates from the State of California. We believe this was the right decision for our Company and we are actively marketing the facility to a number of prospective clients and hope to reactivate the facility in the future.

The closure of our Michigan facility will result in carrying costs of approximately $0.01 to $0.015 per share during the fourth quarter. These carrying costs are mostly non-cash and therefore have no impact on our adjusted EBITDA and cash flows. Our revenue guidance for the fourth quarter also reflects the closure of our in-state California facilities. We expected quarterly earnings impact in carrying costs for our three in-state California facilities that are transitioning to idle to be approximately $0.03 per share. That relates to the Leo Chesney, Central Valley and Desert View facilities.

As we have previously discussed, we are actively marketing the these three in-state facilities to local counties and federal agencies in California. Given the location of these three facilities, we believe there will be substantial need for these beds both from local California counties as well as federal detention agencies. Additionally, as George mentioned, we have 3,300 new Company-owned beds under development, which we will open between the end of this year and May of next year. These new projects are expected to add more than $72 million in annualized revenues for our Company. As a result of our updated fourth quarter guidance, we have updated our 2011 pro forma earnings to a range of $1.54 to $1.55 per share.

Our total revenues for 2011 are expected to be in a range of $1.61 billion to $1.62 billion. Notwithstanding the closure of our Michigan facility, we have confirmed our 2011 adjusted EBITDA in a range of $320 million to $325 million. We have also increased our 2011 adjusted funds from operations guidance to a range of $185 million to $190 million, or $2.95 to $3.00 per share. Our improved adjusted funds from operation guidance reflects lower-than-expected cash tax payments. Our strong cash flows are indicative of the quality of our core operations. These strong cash flows will continue to give us the ability to return value to our shareholders as we have during the third quarter with the implementation of our share repurchase program.

Turning to our capital availability, we currently have approximately $290 million in outstanding borrowings plus approximately $60 million set aside for letters of credit under our $500 million revolver, leaving approximately $150 million in available borrowing capacity. With our available borrowing capacity, $44 million in cash on hand and strong cash flows, we believe we are well positioned to continue to pursue future growth opportunities. With regards to our current capital projects, as I mentioned we presently have four projects under development totaling approximately 3,300-beds, that will require approximately $100 million in capital expenditures between the fourth quarter 2011 and the first half of 2012 to be completed.

While we continue to believe that the best use of our Company capital remains new organic growth opportunities, we also recognize that we may be able to enhance our shareholders value with the repurchase of our common shares at times when we believe our stock is undervalued in the market and the expected return of the stock buyback program meet or exceed our targeted returns on invested capital. To that end, our Board had authorized a stock buyback program of up to $100 million effective through the end of 2012. Through the end of the third quarter we have purchased approximately 2.5 million shares for approximately $50 million. We expect to continue to implement this program with an opportunistic strategy that maximizes the expected returns for our shareholders and does not impede our Company’s continued growth prospects.

With that I will turn the call to, John Hurley, for an update on GEO Corrections & Detention.

John Hurley - Geo Group Inc - SVP North American Operations

Thanks, Brian, and good morning, everyone. I would like to address our business development efforts for GEO Corrections & Detention. I will start with the federal market segment and the three federal government agencies that we serve, the Federal Bureau of Prisons, the United States Marshal Service and Immigration and Customs Enforcement, or ICE.

With regards to our current projects under development at the federal level, we are completing the construction of a new 600-bed Civil Detention Center in Karnes County, Texas, procured under an intergovernmental agreement between Karnes County and ICE. This $32 million Company-owned facility is expected to be completed during the first quarter of 2012 and is expected to generate approximately $15 million in annualized revenues. As George mentioned, in California, we recently began the intake of immigration detainees at the 650-bed Adelanto ICE Processing

Center East. We are in the process of constructing a new $70 million, 650-bed center adjacent to the existing one and expect to begin the intake of detainees at the new center in August of next year. At the full occupancy of 1,300-beds, the two centers are expected to generate approximately $42 million in annualized revenues.

With regard to existing Federal contract re-bids, we were recently awarded the new ten-year agreement for our Aurora, Colorado facility, which has increased the capacity at the facility from 432 to 525-beds and has also expanded our transportation responsibilities. The new contract is expected to generate approximately $23 million in annual revenue. ICE has also issued a re-bid notice for our Company-owned 1,904-bed South Texas Detention complex in Pearsall, Texas. The solicitation calls for an existing facility with a minimum capacity to house 1,800 detainees, and which has to be located within 30 miles of Interstate 35 between San Antonio and Laredo. We expect an award decision before the end of the year.

As we have previously noted, our federal contracts have increasingly longer terms of 5, 10, and even 20-years when accounting for all renewal option periods. As a result of this trend, most of our major owned or leased facilities housing federal populations will not be up for re-bid for several years which limits our exposure to contract re-bids in any given year.

Now I would like to turn to the state market segment. As states across the country face budgetary pressures their ability to achieve cost savings becomes an even more important priority which leads to increased interest in prison privatization projects. Many of our 12 state clients require additional beds as inmate populations continue to increase and aging inefficient prisons need to be replaced with new, more cost-efficient facilities. With regard to our current projects under development at the state level, we are completing construction of the new $80 million, 1,500-bed Riverbend Correctional facility in Georgia under a contract with the Georgia Department of Corrections. We expect the 1,500-bed facility to generate approximately $28 million in annualized operating revenues once it is completed in December of this year.

Georgia is an important new state market for GEO due to its size as the fourth-largest state corrections organization in the United States and its continuing need for new facilities due to a combination of census growth and the replacement of older, more expensive facilities. In Indiana, we are currently constructing a 512-bed expansion at the New Castle Correctional facility under an agreement with the Indiana Department of Corrections. We’re are funding the $21 million expansion which is expected to open in the second quarter of 2012. This expansion is expected to achieve an additional $8 million in operating revenues with profit margins consistent with other Company-owned facilities.

Turning now to new state solicitations, we remain very optimistic about the new growth opportunities in our industry. The states of Arizona and Florida have pending procurements which total more than 20,000-beds. These state of Arizona has a pending RFP for 5,000 in-state beds, our proposal involving two state-owned sites has been short listed, and the state is in the final stages of review. We expect an award for this procurement to be made this month. As you may recall the State of Florida had issued an RFP for the management and operation of all correctional facilities in a broad geographic region known as Region Four, which encompasses 29 facilities totaling more than 16,000-beds. This significant project is indicative of Florida’s desire to bundle services for better value and improve the quality of services across the entire corrections spectrum.

For the first time a significant portion of Correctional Services in a broad geographical region would be privatized. The procurement was to be awarded under a single contract with the start of January 1, 2012. In late September, a Florida Circuit Court ruled that the means through which the project was legislated was unconstitutional creating a delay in the process. The Florida Attorney General has filed an appeal this week which will automatically stay the Circuit Court’s ruling. We continue to believe that Florida has a desire to move forward with this important initiative and we will await new instructions on the procurement. Additionally, we hope opportunities such as this one would development at the state level over the coming years as states across the country look for ways to maximize savings and improve offender rehabilitation.

In New Hampshire, the state has recently announced that it intends to issue a procurement for a new correctional facility for up to 3,000-beds that would meet the need for beds in that area of the country. This is another large-scale opportunity for our industry and we look forward to competing on this new potential project. Next I would like to update you on our international business development efforts. As George mentioned, in late August we activated our new contracts with the Ministry of Justice in the United Kingdom for the provision of prisoner escort and custody services in all of Wales and England, except London and East of England, under our new joint venture, GEO Amey PECS. Our new GEO Amey joint venture employs approximately 3,000 professionals responsible for approximately 500 vehicles and more than 2,600 daily offender movements.

With the new PECS contract in the UK, GEO is now the largest corrections transporter in the world. Additionally, in late September, our GEO UK subsidiary assumed management of the 217-bed Dungavel House Immigration facility. This new contract is expected to have an annual revenue value of approximately $8 million. As result of the important contract awards in the UK, GEO has been assigned a crown representative from the UK government marking a significant milestone in our efforts to grow our business presence in the UK market, which we believe will present additional growth opportunities in the near-future. Specifically, the Ministry of Justice has begun the process to privatize nine existing public facilities which total approximately 6,000 beds.

We recently attended a pre-bid conference in London on this procurement that is expected to result in a contract awards by the Fall of 2012. Companies are permitted to bid up to 6 of the 9 prisons and can be awarded long-term contracts of 7 to 15 years for the management of no more than 4 prisons. We do not intend to use our joint venture for this and future prison bids and will instead bid as GEO through our subsidiary GEO UK. This procurement is intended to be followed by another involving 10 to 15 managed all new prisons. The 9 facilities that will be included in this year’s procurement, are Acklington, Castington, Durham Hatfield, Lindholme, Moorland, Wolds, [Coldingley], [Onley] prisons. The Wolds prison is currently managed by a private operator, and the remaining 8 prisons are currently operated by the public sector.

The facilities range in size from 260-beds at the Hatfield prison, to more than 1,100-beds at the Lindholme prison. In New Zealand, the government has issued a procurement for the design, financing, construction and management of a new 960-bed prison. We have submitted our response for this procurement and expect a contract award to be announced by mid-February next year. In South Africa, you may recall that the Department of Correctional Services had an RFP to privatize the development and operation of four new 3,000-bed prisons, which have been pending since 2008. Unfortunately, the government has decided to cancel this procurement at this time. We are disappointed with this decision but we will continue to monitor opportunities in South Africa in the future. As you can see we are actively pursuing several meaningful opportunities in each of our core markets and we remain optimistic about the industry and are enthusiastic about our position within that industry.

At this time I will turn the call to Jorge Dominicis for a review of GEO Care.

Jorge Dominicis - Geo Group Inc - President of Geo Care

Thanks, John. And good morning to everyone. Each of our GEO Care divisions continues to pursue several new growth opportunities. As you may remember our residential treatment services division achieved a significant milestone in March with the activation of the 100-bed Montgomery County Health Treatment facility in Texas, which is expected to generate approximately $12 million in annualized revenues. The opening of this facility marks our entry into the mental health market in Texas which we believe may provide additional growth opportunities.

In fact, the state legislature this past session approved language for one additional state psychiatric hospital privatization which could represent 200 to 300-beds. In addition to Texas, several states, including Georgia, Louisiana, South Carolina, North Carolina, Pennsylvania, Virginia and others have indicated a desire to privatize one or more state psychiatric hospitals. In North Carolina, the state has issued an RFP for a 90-bed psychiatric hospital which is expected to be awarded before year-end. In Virginia, we submitted an unsolicited proposal for the management of the state’s sexually violent predator facility involving approximately 250-beds. We expect the state to make a final decision on this proposal before year-end.

Our Community-based Services division has completed the operational integration of the VI Re-entry Services Group. In the fourth quarter, we will be opening three new day reporting reentry centers and have an intent to award for a fourth center that should come online next year. Three of these centers are in California and one is in Pennsylvania. Also, we are pursuing a number of new business development opportunities in this division. We expect to compete for several formal solicitations from the Federal Bureau of Prisons for community-based re-entry centers across the country.

Additionally, we are working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based re-entry services, in both residential facilities as well as nonresidential day reporting centers. Our Youth Services Division continues to work towards maximizing the utilization of our existing asset base. We have already undertaken a number of marketing and consolidation initiatives to increase the overall utilization of our existing Youth Services facilities in states like Pennsylvania, Ohio, Illinois, Texas and Colorado. We are very optimistic these efforts will improve the utilization of our Youth facilities and the overall financial performance there.

Finally, our BI subsidiary continues to successfully market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. BI is the world’s largest electronic monitoring service provider and recently reached a new milestone with the provision of monitoring services and devices for more than 67,000 individuals. We expect a number of correctional agencies across the United States to increase the use of electronic monitoring technologies to supervise offenders who have been placed under community supervision. In the UK, we expect to participate in a pre-bid conference in late November for an opportunity involving the provision of electronic monitoring services in five different regions of the country. This new contract would involve monitoring in excess of 20,000 individuals on a daily basis. Financially, it represents the largest, single, electronic monitoring contract opportunity in the world. Here as well we will not use our GEO Amey joint venture but will be bidding instead as GEO.

At this time I would like to turn the call back to Dr. Zoley for his closing remarks.

George Zoley - Geo Group Inc - Chairman, CEO

While we have experienced a few challenges this last quarter, particularly relating to our California contracts, our core operations in the US, internationally continue to deliver solid operational and financial performance. Our industry continues to experience overall positive trends with the most active business development market we have ever seen. Our diversified business units are pursuing current procurements and future potential opportunities totaling approximately 30,000-beds between our US and international markets. We continue to execute on multiple growth initiatives which we believe will increase shareholder value from the continued aggressive pursuit of organic growth opportunities to the integration of our strategic diversification efforts as well as the implementation of a $100 million stock buyback program.

As I have expressed to you in the past, we view all of these initiatives as complementary and none are pursued to the detriment of the others. As we have discussed today, we are currently developing 3,300 new Company-owned beds which we believe represents more beds under development than any other correctional organization in the world, public or private. We now have 20,000 employees and 116 facilities worldwide. We believe that our diversified growth and investment strategy has positioned GEO as the leading provider of corrections detention and treatment services through a GEO continuum of care that can deliver performance-based outcomes and significant cost savings for our clients worldwide.

This concludes our presentation, we would now like to open the call to your questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator Instructions) Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners - Analyst

I was hoping first, John, you could just confirm something I thought I heard you say about the UK. Did you say that beyond the existing 9 facilities that are going to be put out for bid, you expect another 10 to 15 to be put out?

John Hurley - Geo Group Inc - SVP North American Operations

That’s correct.

Kevin Campbell - Avondale Partners - Analyst

Can you give us a sense in terms of the number of the beds in those 10 to 15?

John Hurley - Geo Group Inc - SVP North American Operations

Not at this point. We expect those facilities to be determined by the Ministry of Justice and they have not disclosed that yet.

Kevin Campbell - Avondale Partners - Analyst

Can you give us an average facility size in the UK? It sounds like from the other opportunities, it’s nine facilities, 6,000 beds. Maybe it’s two-thirds of the size here; maybe 6,500 to 10,000 beds? Is that—?

George Zoley - Geo Group Inc - Chairman, CEO

I would guess about 10,000 beds. And as John said, it hasn’t been named yet. It was stated at the pre-bid conference, that will be the next procurement after this. And the current procurement will go through late next year, at which time awards will be decided, and I think they will be all-implement. And they’re trying to do something similar to Florida and that is to transition all the facilities, almost on a simultaneous basis, by the end of next year.

Kevin Campbell - Avondale Partners - Analyst

So for the existing 6,000, that could be a 2013 event and these others are more likely 2014 at the earliest?

John Hurley - Geo Group Inc - SVP North American Operations

That’s right. They next procurement would begin in 2013. And probably last about a year.

Kevin Campbell - Avondale Partners - Analyst

George’s comments about GEO Care in the centers in California and Pennsylvania; I want to get some additional details on that. There were a total of 3 centers. Are these halfway houses? I think you talked a quarter or 2 ago about some opportunities with the BOP for some halfway house beds? Is this the fruition of some of those?

George Zoley - Geo Group Inc - Chairman, CEO

No. These are daily reporting centers.

Kevin Campbell - Avondale Partners - Analyst

Okay. This is different. Can you give a sense of the magnitude of revenues? I guess it’s pretty small with a typical day reporting center?

George Zoley - Geo Group Inc - Chairman, CEO

About $1.5 million in revenue between the three and the fourth that has been awarded, but is not been formally done yet. But would be probably similar, maybe $1 million to $1.5 million.

Kevin Campbell - Avondale Partners - Analyst

So, for the others, just to be clear, the $1.5 million, it’s not $1.5 million each, it’s $1.5 million total for the 3?

George Zoley - Geo Group Inc - Chairman, CEO

Correct.

Kevin Campbell - Avondale Partners - Analyst

Okay, then maybe, John, you could talk about the community correctional facilities. We know the counties potentially will have a lot of demand from realignment. Can you give some sense of any discussions you’re having with the counties at this point? Have you had any? Are they very early stages? Are they late stages? Is there a real chance that we will see some of these beds used in the short-term or it more likely a year from now, 18 months from now?

John Hurley - Geo Group Inc - SVP North American Operations

We have begun discussions on several fronts, but it’s so preliminary that I really wouldn’t offer a timetable at this point. We continue to be aggressive on our conversations and have several opportunities in the near future that we think might develop.

George Zoley - Geo Group Inc - Chairman, CEO

We have indications of interest for partial use of the facilities because realignment is only just beginning to occur. It started October 1, and I think it’s going to be phased in by virtue of the numbers. As the numbers build over the next several months, I think there will be more interest in our facilities. We’re just going to have to be patient and wait for the demand to build to the point where we can afford to open up the entire facility because we are not inclined to open just a partial facility.

Kevin Campbell - Avondale Partners - Analyst

Right. The North Lake facility, is there multiple customers you’re talking to about that, or is it really just one? Can you give us a sense at the interest level at this point in North Lake from others?

George Zoley - Geo Group Inc - Chairman, CEO

We are talking to multiple customers that are state-oriented as well as federal agencies.

John Hurley - Geo Group Inc - SVP North American Operations

I think that’s a correct statement; it’s multiple prospects.

Kevin Campbell - Avondale Partners - Analyst

Maybe you can give us a sense of the revenue impact of your FX, and the guide-down from fourth quarter — revenue guidance? How much of that was just purely an appreciation of the US dollar from Q2 to Q3?

Brian Evans - Geo Group Inc - SVP, CFO

In the guide down for the fourth quarter revenue?

Kevin Campbell - Avondale Partners - Analyst

How much was that?

Brian Evans - Geo Group Inc - SVP, CFO

About $2 million. $2 million to $3 million.

Kevin Campbell - Avondale Partners - Analyst

And will the guarantee that you have at the community correctional facilities, I know you had guarantees at some but not others. Will you continue to be paid for those guarantees through the end of the contracts which I can’t remember if that was the end of — beginning of November or end of November? But, will you still be paid for those?

George Zoley - Geo Group Inc - Chairman, CEO

Yes, we will.

Operator

Manav Patnaik, Barclays Capital.

Manav Patnaik - Barclays Capital - Analyst

The question I had was on the pipeline. The Arizona and Florida would be the most near-term. I was wondering if you could help prioritize what 2012 would look like in the first half, what contracts are you expecting in that time frame?

George Zoley - Geo Group Inc - Chairman, CEO

In the 2012 start-up schedule, is in the Karnes County Civil Detention Center, which is 600 beds, is expected in the first quarter time frame.

John Hurley - Geo Group Inc - SVP North American Operations

As well as Georgia. (Inaudible-Overlapping/Multiple Speakers)

George Zoley - Geo Group Inc - Chairman, CEO

First quarter it will be primarily those 2 facilities. The 1,500-bed facility in Georgia and the 600-bed Karnes Civil Detention facility in Texas. The second quarter is the 500-bed facility in Indiana. The 500-bed expansion at Newcastle. And by the end of the second quarter or the beginning of the third, will be the other 650-bed expansion at the Adelanto complex.

Manav Patnaik - Barclays Capital - Analyst

For the construction CapEx, can you tell us what that number was this quarter? You said between the next quarter and the first half of 2012 you expect another 100 million. Can you provide some sort of a split there?

Brian Evans - Geo Group Inc - SVP, CFO

This quarter growth CapEx is about $81 million, plus we also had the $50 million share buyback on top of that we executed on. And then going into fourth quarter, around $55 million to $60 million and then the balance of $100 million. $45 million to $50 million in the first half 2012. We did more in Q1 than in Q2, obviously.

Manav Patnaik - Barclays Capital - Analyst

My original question was not specific to your facilities opening in 2012, but what contracts in the industry pipeline, are you potentially expecting in that time frame?

John Hurley - Geo Group Inc - SVP North American Operations

The most imminent would appear to be Arizona. They requested an extension to November 30 of all the proposers, which we are 1. We believe that they will make an announcement by November 30. That’s the most imminent. I would think that Florida has the potential to follow that for an award before the end of the year. George, are there any GEO Care potential awards?

George Zoley - Geo Group Inc - Chairman, CEO

Yes, we have the Virginia unsolicited proposal that we believe is being very seriously considered, and that could be awarded before the end of the year. In North Carolina we are currently in an RFP process and the award there is expected before the end of the year as well.

Manav Patnaik - Barclays Capital - Analyst

On the cash flow guidance, were you expecting less cash taxes? Can you give us what that expected number for 2011 is? Will that be 1 time and will we go back to a normal payment in 2012?

Brian Evans - Geo Group Inc - SVP, CFO

To answer the second part of your question, it’s really the difference related to accelerated depreciation and properties and so forth. This year it is worth about $8 million to $10 million. Next year it depends on the tax rules are renewed around that stuff whether we will be able to take advantage of that in the future as well.

Manav Patnaik - Barclays Capital - Analyst

For 2011, the total cash taxes paid expectation is around $30 million to $33 million? I’m looking for a number to try to back into the guidance.

Brian Evans - Geo Group Inc - SVP, CFO

Let me look at it, I don’t have it in front of me.

Manav Patnaik - Barclays Capital - Analyst

In your EBITDA guidance that you maintain, what sort of the stock compensation assumption is in there?

Brian Evans - Geo Group Inc - SVP, CFO

Consistent with what we are currently disclosing.

Operator

Todd Van Fleet, First Analysis Securities.

Todd Van Fleet - First Analysis Securities - Analyst

I want to be sure I understood the situation in Florida. The appeal by the legislature meant that the case of the lower court ruling was stayed, right? Does that prevent the state from moving forward without the formal vote by the legislature? What is the soonest that we could actually see this procurement move forward? Is it the July time frame, or the January time frame next year?

George Zoley - Geo Group Inc - Chairman, CEO

At this point, because of the appeal, automatically the procurement could move forward.

Todd Van Fleet - First Analysis Securities - Analyst

So they could move forward if they wish today or tomorrow?

George Zoley - Geo Group Inc - Chairman, CEO

Yes.

Todd Van Fleet - First Analysis Securities - Analyst

I don’t know if you have any thoughts on the case that was heard by the Supreme Court yesterday? What your views on it are? If you think it’s significant at all to the way you manage the business, moving forward?

George Zoley - Geo Group Inc - Chairman, CEO

I think it will be helpful in preventing some of these frivolous suits from clogging up the federal courts. I think that’s the reason the Obama administration has joined us in the suit. They see the validity of the argument and that will really help, not only all private companies, but all the agencies for whom they work for. We are very optimistic about the outcome, and it will be helpful operationally as well as financially.

Todd Van Fleet - First Analysis Securities - Analyst

George, is it the kind of thing where if the ruling went in the favor of the industry, is it the kind of thing where you would expect to accrue less in the way of expense for potential or future liabilities or that sort of thing?

George Zoley - Geo Group Inc - Chairman, CEO

Yes. Going into federal court is much more costly than going into state court.

Todd Van Fleet - First Analysis Securities - Analyst

Has the Company increased the amount of its accruals related to legal activity at large over the course of the past 12 to 24 months?

George Zoley - Geo Group Inc - Chairman, CEO

Well, we have by virtue of our acquisitions but not by the nature of these suits. We have had these kinds of suits I guess from the beginning. They are expensive because you have to hire different kinds of attorneys that practice in federal court, and the reserves reflect the anticipated cost of that kind of litigation. If that kind of litigation through the Supreme Court is eliminated, it will be helpful in resulting in smaller reserves based on litigation involving only the state court’s.

Todd Van Fleet - First Analysis Securities - Analyst

Brian, did I hear you in the background there saying, no, you haven’t made any changes?

Brian Evans - Geo Group Inc - SVP, CFO

Our reserve policy has remained consistent except for the addition of new business and growth.

Operator

Tobey Sommer, Suntrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

In your prepared remarks you mentioned specifically a couple times on some of the international contracts that you are bidding under the GEO subsidiary, versus any type of partnership. Can you give us a little color on the decision to do that and what factored in there?

George Zoley - Geo Group Inc - Chairman, CEO

I think the GEO Amey joint venture in the UK was a one-off special purpose vehicle to pursue prisoner transport in that country which we don’t presently provide anywhere. With respect to these new opportunities, we think that we are well-positioned based on our UK presence and some additional resources that will be provided in the UK organization to pursue the prison opportunities as well as electronic monitoring opportunities.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

That’s helpful. Could you give us the impact of either BI or electronic monitoring in the quarter as a percentage of revenue or dollar amount? Talk about what you see going forward in terms of pricing?

Brian Evans - Geo Group Inc - SVP, CFO

BI total revenue contribution is about $30 million a quarter. What was the second part of your question?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

The pricing that you are seeing out there?

Brian Evans - Geo Group Inc - SVP, CFO

Pricing is more competitive and it is in part related to bigger opportunities. Historically, electronic monitoring opportunities were very small, 50 units here, 100 units there. But now we are seeing much larger opportunities, and the economy [to scale drives] down pricing.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

In South Africa, the 3,000-bed contract that was canceled at this time. Any color on either whether that could resurface or anything you have heard around that?

George Zoley - Geo Group Inc - Chairman, CEO

We think it definitely could resurface because the treasury officials who control the budget have been consistently adamantly in favor of the private development and management of future facilities. So we have reason to be optimistic. The other award that we are expecting in early next year would be an announcement by New Zealand, I believe sometime in the first quarter of next year.

Operator

Kevin McVeigh, Macquarie.

Kevin Mcveigh - Macquarie Research Equities - Analyst

Quick question on the buyback. It seems like you aggressively redeployed capital in the quarter. Should we expect that to be increased? I think there’s about $50 million left? Any thoughts on that in the near term?

George Zoley - Geo Group Inc - Chairman, CEO

I think we already provided our remarks on that, we will continue to monitor it against our capital and other opportunities that make sense, we will continue to pursue it.

Kevin Mcveigh - Macquarie Research Equities - Analyst

In terms of Florida, is it still expected to start on January 1, or do you think the implementation will be pushed back a little bit?

George Zoley - Geo Group Inc - Chairman, CEO

I think it can still start January 1. The delay in the procurement occurred 3 days before the actual delivery. I think everybody has completed their proposals and are waiting to submit, if they haven’t already submitted. It’s just a matter of receiving instructions on how they will proceed, on what legal basis, and we’re ready to turn around our proposal immediately.

Brian Evans - Geo Group Inc - SVP, CFO

I wanted to go back to Manav’s question earlier regarding the cash tax. The cash tax will be around $25 million, or so. For 3 quarters, we’ve paid about (inaudible), that’s about $15 million for the year.

Operator

(Operator Instructions) Clinton Fendley, Davenport & Co.

Clinton Fendley - Davenport & Company - Analyst

On the opportunities that you are seeing to privatize several of the psychiatric hospitals across various states. I’m wondering what are the states looking for here? Is it more for an opportunity of savings at their facilities or a better outcomes?

George Zoley - Geo Group Inc - Chairman, CEO

They are looking for both. There is a general consensus that the private sector has a lot of experience with healthcare and does a better job than state-operated healthcare. At the same time, I think that applies to both cost efficiencies and better service.

Clinton Fendley - Davenport & Company - Analyst

Could you discuss how the competitive environment differs across the various states between Texas, South Carolina, Virginia, etc?

George Zoley - Geo Group Inc - Chairman, CEO

To put a fine point on it, this is a new kind of partnership. In all 50 states there tend to be a number of facilities that employ state doctors, state psychiatrists, state nurses and other state health officials who provide state healthcare to individuals who meet certain criteria. There is only a few states that have begun to utilize the private sector and the ones you named are among those states. So, it is something that still developing. There is not an awful lot of competition at this point.

Operator

There are no further questions at this time, I would now like to turn the conference call back over to Mr. George Zoley for closing remarks. Please proceed.

George Zoley - Geo Group Inc - Chairman, CEO

We thank you for joining us on this conference call and looking forward to addressing you on the next one. Thank you very much.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.